                                                   EXHIBIT 7(6)

                   STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made and entered into as of the 25th day of August, 1995, by and among Great American Management and Investment, Inc., a Delaware corporation ("GAMI"), and Hellman & Friedman Capital Partners, a California Limited Partnership ("H&F"), Hellman & Friedman Capital Partners International (BVI), a British Virgin Islands general partnership ("H&F Int'l") and H&F Redwood Partners, L.P., a California limited partnership ("H&F Redwood") (H&F, H&F Int'l and H&F Redwood individually are referred to herein as a "Purchaser" and collectively as "Purchasers").

                      W I T N E S S E T H

     WHEREAS, GAMI owns the Vigoro Shares (as defined herein) and Purchasers severally own the GAMI Shares (as defined herein) in the amounts indicated on SCHEDULE A; and

     WHEREAS, Purchasers wish to acquire from GAMI the Vigoro Shares (as defined herein), and GAMI wishes to acquire from each Purchaser its GAMI Shares (as defined herein) upon the terms and conditions hereinafter set forth, in each case in the amounts indicated on SCHEDULE A;

     WHEREAS, Purchasers are entering this Agreement in part because Vigoro has agreed to grant to the Purchasers certain rights regarding the registration of the Vigoro Shares (as defined herein) under the Securities Act of 1933;

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, agreements and warranties herein contained, the parties agree as follows:

                               ARTICLE I

                              DEFINITIONS

     1.1 DEFINITIONS. The following terms shall have the meanings set forth herein for the purposes of the transactions set forth in this Agreement:

     "Amerace" shall mean Amerace Corporation, a Delaware corporation.

     "Base Price" shall mean $240,000,000, PROVIDED, HOWEVER, that (i) the Base Price shall be adjusted in the event that the sale of Amerace involves the transfer or retention of assets and/or liabilities (including the payment of a dividend) other than those set forth in the Consolidating Balance Sheet, dated February 28, 1995, attached hereto as EXHIBIT 1; (ii) the amount of such adjustment shall be the book value of any assets added and liabilities excluded less the book value of any assets excluded and liabilities added; and (iii) any change in working capital resulting from the operation of Amerace in the ordinary course of business shall result in no adjustment of the Base Price.

     "Closing" shall mean the consummation of the transactions contemplated herein in accordance with ARTICLE VI hereof.

     "Closing Date" is defined in SECTION 6.1.

     "Excess Sum" shall mean the amount by which the Sale Price exceeds the Base Price.

     "GAMI" is defined in the Preamble.

     "GAMI Shares" shall mean 2,000,000 shares of the common stock of GAMI, $0.01 par value per share, held of record by Purchasers, in the amounts, as to each Purchaser, set forth hereto on SCHEDULE A.

     "Purchaser" and "Purchasers" are defined in the Preamble.

     "Sale Price" shall mean the amount received by GAMI upon a sale of all the stock of Amerace, net of all Taxes payable by GAMI with respect to such amount. The tax basis of the stock of Amerace held by GAMI is approximately $260,000,000.

     "Taxes" shall mean all taxes, charges, fees, duties, levies or other assessments, including (without limitation) income, gross receipts, net proceeds, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, value-added, stamp, leasing, lease, user, transfer, fuel, excess profits, occupational, interest equalization, windfall profits, severance and employees' income withholding, unemployment and Social Security taxes, which are imposed by the United States, or any state, local or foreign government or subdivision or agency thereof, and such term shall include any interest, penalties or additions to tax attributable to such Taxes.

     "Vigoro" shall mean The Vigoro Corporation, a Delaware corporation.

     "Vigoro Shares" shall mean 1,760,000 shares of the common stock of Vigoro, $0.01 par value per share, held of record by GAMI.

                                ARTICLE II

                             PURCHASE AND SALE

     2.1   PURCHASE AND SALE OF SHARES.

           (a) Subject to the terms and conditions set forth in this Agreement, on the Closing Date GAMI shall sell, assign, transfer, convey and deliver to each Purchaser, and each Purchaser shall accept, acquire and take assignment and delivery of, the number of Vigoro Shares set forth opposite such Purchaser's name on SCHEDULE A.

           (b) In consideration for such sale, assignment, transfer, conveyance and delivery to Purchasers by GAMI of the Vigoro Shares, on the Closing Date each Purchaser shall sell, assign, transfer, convey and deliver to GAMI, and GAMI shall accept, acquire and take assignment and delivery of, that number of GAMI Shares set forth opposite such Purchaser's name on SCHEDULE A.

     2.2 ADJUSTMENT. In the event GAMI sells Amerace within nine (9) months of the date of this Agreement, GAMI agrees to pay to Purchasers, pro rata in accordance with their respective holdings of GAMI Shares subject to this Agreement, an amount equal to 17.866% of the Excess Sum, payable in cash.

                                 ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                                    OF GAMI

     GAMI represents and warrants to Purchasers that:

     3.1 OWNERSHIP OF VIGORO SHARES. Each of the Vigoro Shares to be delivered on the Closing Date is owned by GAMI free and clear of any adverse claim, and none of the Vigoro Shares is subject to any restriction on transfer, other than those restrictions set forth on the certificates evidencing the Vigoro Shares or otherwise imposed by the federal and state securities laws.

     3.2 DUE ORGANIZATION. GAMI is a corporation validly existing and in good standing under the laws of the State of Delaware with all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

     3.3 DUE AUTHORIZATION. GAMI has full power and authority to enter into this Agreement and to perform the transactions contemplated hereby, and this Agreement has been duly and validly executed and delivered by GAMI, and constitutes the legal, valid and binding obligation of GAMI, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws from time to time in effect which affect creditors' rights generally, and by legal and equitable limitations on the availability of specific remedies.

     3.4   NO OTHER AGREEMENT.   GAMI has no contract, agreement, arrangement
or understanding with respect to the sale or other disposition of the Vigoro Shares except as set forth in this Agreement.

     3.5.  CONSENTS.   No notice to, filing with, authorization of, exemption
by, or consent of any person, entity, or public or governmental authority is required in order for GAMI to consummate the transactions contemplated hereby.

                                    ARTICLE IV

                            REPRESENTATIONS AND WARRANTIES
                                   OF PURCHASERS

     Each Purchaser, as to itself, represents and warrants to GAMI that:

     4.1 OWNERSHIP OF GAMI SHARES. Each of the GAMI Shares to be delivered on the Closing Date is owned by each Purchaser as set forth on SCHEDULE A free and clear of any adverse claim, and none of the GAMI Shares is subject to any restriction on transfer, other than those restrictions set forth on the certificates evidencing the GAMI Shares or otherwise imposed by the federal and state securities laws.

     4.2 DUE ORGANIZATION. H&F is a limited partnership validly existing and in good standing under the laws of the State of California with all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted; H&F Int'l is a general partnership validly existing and in good standing under the laws of the British Virgin Islands with all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted; H&F Redwood is a limited partnership validly existing and in good standing under the laws of the State of California with all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

     4.3 DUE AUTHORIZATION. Each Purchaser has full power and authority to enter into this Agreement and to perform the transactions contemplated hereby, and this Agreement has been duly and validly executed and delivered by such Purchaser, and constitutes the legal, valid and binding obligation of such Purchaser, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws from time to time in effect which affect creditors' rights generally, and by legal and equitable limitations on the availability of specific remedies.

     4.4 NO OTHER AGREEMENT. No Purchaser has any contract, agreement, arrangement or understanding with respect to the sale or other disposition of the GAMI Shares except as set forth in this Agreement.

     4.5 CONSENTS. No notice to, filing with, authorization of, exemption by, or consent of any person, entity, or public or governmental authority is required in order for each Purchaser to consummate the transactions contemplated hereby.

     4.6 DISTRIBUTION INTENTION. Each Purchaser is acquiring the Vigoro Shares for its own account and with no intention of distributing or re-selling the Vigoro Shares (or any part thereof) in any transaction that would violate the securities laws of the United States of America or any state, without prejudice, however, to such Purchaser's right at all times to sell or otherwise dispose of all (or any part) of the Vigoro Shares pursuant to a registration statement under the Securities Act of 1933, as amended, or under applicable state laws, or under any exemption from applicable registration requirements.

     4.7 SOPHISTICATION; ABILITY TO BEAR LOSS; ACCESS TO INFORMATION. Each Purchaser acknowledges that (i) it has such knowledge, sophistication and experience in financial and business matters such that it is capable of evaluating the risks and merits of its investment in the Vigoro Shares and
(ii) it is able to bear the economic risk of such investment and is able to afford the complete loss of its investment. Each Purchaser has had the opportunity to ask questions of and receive answers from Vigoro concerning Vigoro's business, operations and financial condition and has received from Vigoro all such information as has been requested in order to evaluate the risks and merits of the prospective investment contemplated herein.

                                   ARTICLE V

                        CONDITIONS PRECEDENT TO CLOSING

     5.1 CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASERS. The obligation of Purchasers to sell the GAMI Shares and to purchase the Vigoro Shares on the Closing Date is subject to the satisfaction of the following conditions:

           (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties set forth in this Agreement made by GAMI shall be true and accurate, in all material respects, as of the Closing Date as if made on the Closing Date.

           (b) CERTIFICATES. GAMI shall have furnished Purchasers with resolutions of its board of directors authorizing the transactions contemplated by this Agreement.

     5.2 CONDITIONS PRECEDENT TO OBLIGATIONS OF GAMI. The obligation of GAMI to sell the Vigoro Shares and to purchase the GAMI Shares on the Closing Date is subject to the satisfaction of the following conditions:

           (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties set forth in this Agreement made by each Purchaser shall be true and accurate, in all material respects, as of the Closing Date as if made on the Closing Date.

           (b) CERTIFICATES. Each Purchaser shall have furnished GAMI with resolutions authorizing the transactions contemplated by this Agreement.

                                   ARTICLE VI

                                     CLOSING

     6.1 CLOSING. The Closing shall take place at the offices of GAMI, 2 North Riverside Plaza, 11th Floor, Chicago, Illinois 60606, at 10:00 a.m. on August 25, 1995, or on such later date to which the parties agree.

     6.2 CLOSING DELIVERIES. At the Closing, GAMI shall deliver to each Purchaser the number of Vigoro Shares set forth on SCHEDULE A. At the Closing, each Purchaser shall deliver to GAMI the number of GAMI Shares set forth on SCHEDULE A.

                                   ARTICLE VII

                                  MISCELLANEOUS

     7.1 EXPENSES. Each party hereto shall bear its own expenses with respect to the transactions contemplated by this Agreement.

     7.2 AMENDMENT. This Agreement may be amended, modified or supplemented, but only in writing signed by all of the parties hereto.

     7.3 LEGEND. The certificates evidencing the Vigoro Shares will bear the following legend:
     "The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended, or the securities laws of any state and thus may not be transferred unless so registered or unless an exemption from registration is available."

     7.4 COUNTERPARTS. This Agreement may be executed simultaneously in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     7.5 HEADINGS. Section and Article headings in this Agreement are for convenience of reference only, and shall not govern the interpretation of the provisions of this Agreement.

     7.6 SEVERABILITY. If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions hereof shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid and enforceable provision as similar as possible to the provision at issue.

     7.7 ENTIRE UNDERSTANDING. This Agreement sets forth the entire agreement and understanding of the parties hereto with respect to the transactions contemplated hereby and supersedes all prior arrangements, agreements and understandings relating to the subject matter hereof. There have been no representations or statements, oral or written, that have been relied on by any party hereto, except those expressly set forth in this Agreement.

     7.8 APPLICABLE LAW. This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Illinois, without regard to conflicts of law principles.

     7.9 ASSIGNMENT. This Agreement and all the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned, by operation of law or otherwise, by any party hereto without the prior written consent of the other parties.

     7.10  TERMINATION OF CERTAIN AGREEMENTS.

           (a) The parties agree that the Management Rights Agreement dated May 29, 1991 by and among GAMI, H&F and H&F Int'l (the "Vigoro Management Rights Agreement") is hereby terminated and shall be of no further force and effect; PROVIDED, HOWEVER, that the indemnification obligations of GAMI pursuant to Section 2.5 of the Vigoro Management Rights Agreement shall continue in full force and effect, but only as such obligations relate to indemnification of Purchasers' principals elected as directors of Vigoro for actions taken by such principal as a director of Vigoro.


           (b) The parties agree that any and all rights conferred by the Stock Purchase Agreement dated July 17, 1990 by and among GAMI, H&F, H&F Int'l and Equity Holdings Limited, an Illinois limited partnership (the "GAMI Stock Purchase Agreement") (including, but not limited to, rights granted pursuant to Sections 9.3, 9.5, 9.6 and Article 10 thereof), as well as any such rights granted to H&F Redwood pursuant to the Transfer and Consent Agreement dated December 31, 1991, are hereby terminated and shall be of no further force and effect; PROVIDED, HOWEVER, that the indemnification obligations of GAMI pursuant to
     Section 9.3.5 of the GAMI Stock Purchase Agreement shall continue in full force and effect, but only as such obligations relate to indemnification of Purchasers' principals elected as directors of GAMI for actions taken by such principal as a director of GAMI; PROVIDED, FURTHER, that the indemnity obligations of GAMI pursuant to Sections
     12.1 through 12.4 of the GAMI Stock Purchase Agreement shall also continue in full force and effect, but only as such obligations relate to indemnification for actions occuring before the date of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered on the date first above written.

           GREAT AMERICAN MANAGEMENT AND
            INVESTMENT, INC.


           By:/s/  Gus Athas
              --------------------
              Gus Athas
              Senior Vice-President and General Counsel

           HELLMAN & FRIEDMAN CAPTIAL PARTNERS, A CALIFORNIA
            LIMITED PARTNERSHIP,
            By its General Partner: Hellman & Friedman Capital
              Management, A California Limited Partnership,
              By its General Partner: Hellman & Friedman Capital
                Management, Inc.


            By:/s/  John Pasquesi
              -------------------
                    John Pasquesi
                    Vice-President

           HELLMAN & FRIEDMAN CAPTIAL PARTNERS
            INTERNATIONAL (BVI)
            By its General Partner: Hellman & Friedman Capital
              Management International, A California Limited Partnership, By its General Partner: H&F Capital Management
                International, Inc.


           By:/s/  John Pasquesi
              -------------------
                    John Pasquesi
                    Vice-President

           H&F REDWOOD PARTNERS, L.P.
             By its General Partner: H&F Redwood Investors, L.P.,
               By its General Partner: H&F Redwood Investors, Inc.


           By:/s/  John Pasquesi
              -------------------
                    John Pasquesi
                    Vice-President

                           SCHEDULE A


Purchaser            Number of    GAMI Cert. Nos.       Number of
- ---------            ---------    ---------------       ---------
                    GAMI Shares                        Vigoro Shares
- ------------------------------------------------------------------------
                    Held                              To Be Purchased
                    ----                              ---------------
                                     C4255
H&F                 1,829,189        C4263               1,609,686

H&F Int'l             105,115        C453162                92,501

H&F Redwood            65,696        C453212                57,813


                       AMERACE CORPORATION
                    CONSOLIDATED BALANCE SHEET
                        FEBRUARY 28, 1995
                          (IN THOUSANDS)



                                                                        Amerace                 Amerace
                                Klastinwold  Hendrix    AEC     M-R-S    Canada   Corporate   Consolidated
                                -----------  -------  -------  -------  -------   ---------   ------------
Assets
- ------
Cash                             $ (1,045)   $   177  $ 2,069  $   327  $   208   $    103      $  1,839
Trade Receivables, net (a)         12,218      7,114    3,108    3,460      470          0        26,370
Inventories, net                    9,475      8,267    3,697    5,474      373          0        27,286
Prepaid (Deferred) Income Taxes     1,504        404      234      714      (12)       934         3,778
Other Current Assets                  826        561      379      (31)     314          0         2,049
                                -----------  -------  -------  -------  -------   ---------   ------------
     Total Current Assets        $ 22,978    $16,523  $ 9,487  $ 9,944  $ 1,353   $  1,037      $ 61,322
                                -----------  -------  -------  -------  -------   ---------   ------------

PPE, net                           24,228     12,734    5,759    5,581      842          0        49,144
Goodwill                           90,964     21,444   29,542   20,019   (1,235)         0       160,734
Investment in Subsidiaries         16,809          0        0        0        0          0        16,809
Other Long-Term Assets                855      1,017       29      445      467        173         2,986
                                -----------  -------  -------  -------  -------   ---------   ------------
     Total Assets                $155,834    $51,718  $44,817  $35,989  $ 1,427   $  1,210      $290,995
                                -----------  -------  -------  -------  -------   ---------   ------------
                                -----------  -------  -------  -------  -------   ---------   ------------

Liabilities & Equity
- --------------------
Trade Payables                      4,541      7,085    1,442    1,171       91          0        14,330
Other Accrued Expenses              2,664        392    1,085      688      136        512         5,477
                                -----------  -------  -------  -------  -------   ---------   ------------
     Total Current Liabilities   $  7,205    $ 7,477  $ 2,527  $ 1,859  $   227   $    512      $ 19,807
                                -----------  -------  -------  -------  -------   ---------   ------------

Accrued Retiree Medical             2,782        140    1,651      917        0     13,951(b)     19,441
Pension Liability                       0          0      131      141        0      5,103(b)      5,375
Deferred Income Taxes               7,576      1,580      713     (423)    (191)   (15,366)       (6,111)
Other Long-Term Liabilities             0      1,776        0       25        0     22,855(c)     24,656
                                -----------  -------  -------  -------  -------   ---------   ------------
     Total Liabilities           $ 17,563    $10,973  $ 5,022  $ 2,519  $    36   $ 27,055      $ 63,168

Equity                            138,271     40,745   39,795   33,470    1,391    (25,845)      227,827

     Total Liabilities & Equity  $155,834    $51,718  $44,817  $35,989  $ 1,427   $  1,210      $290,995
                                -----------  -------  -------  -------  -------  ---------  ------------
                                -----------  -------  -------  -------  -------  ---------  ------------
- --------------------------

(a)  Excludes the effects of Eagle's Accounts Receivable Securitization Program.
(b) Represents accrued liabilities for obligation to retirees of discontinued operations.
(c) Represents accrued reserves of (i) $16.4 million for the costs associated with participating in the clean-up of several environmental sites relating to both existing and discontinued operations, (ii) $3.8 million for accrued liabilities related to Eagle's self-insurance program, and
     (iii) $4.3 million for other miscellaneous liabilities.
